UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 14, 2011

ALTO GROUP HOLDINGS, INC.
(Exact  Name of Registrant as Specified in Charter)

Nevada	000-53592	27-0686507
(State of Other Jurisdiction	(Commission File	(IRS Employer
Of Incorporation)	Number)	Identification No.)

245 Park Avenue, Suite 2431 New York, NY	10167
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 803-8187

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.03 Material Modification to Rights of Security Holders.

       On October 15, 2010, the Board of Directors (“Board”) of Alto Group Holdings, Inc. (the “Company”) approved the creation of Series “B” Preferred Stock (“Series B Preferred Shares”) and issued 100,000 Series B Preferred Shares to Opiuchus Holdings, Inc. as more particularly described in a current report on Form 8-K filed with the Securities and Exchange Commission on October 19, 2010.  As originally issued, the Series B Preferred Shares each carried 2,000 votes per share but are not convertible into common stock, carry no dividend, distribution, or liquidation rights.  Holders of Series B Preferred Shares are entitled to vote together with common shareholders on all matters.  On January 14, 2011, the Board approved an increase in the voting rights for the Series B Preferred Shares from 2,000 to 20,000 votes per share.  Opiuchus Holdings, Inc. is a corporation owned and controlled by Mark Klok, the Chief Executive Officer of the Company.

Item 5.01 Changes in Control of Registrant.

       Pursuant to the increase in the voting rights for Series B Preferred Shares as described in Item 3.03 above and together with common and Series A Preferred Shares beneficially owned by Mr. Klok, Mr. Klok beneficially holds 2,066,000,000 voting rights.  These voting rights will enable Mr. Klok to unilaterally control the election of the Board and other substantive matters requiring the consent of holders of a majority of the voting shares of the Company.

Item 5.03 Amendments to Articles of Incorporation or Bylaws: Change in Fiscal Year.

       On January 14, 2011, the Board and holders of a majority of the voting rights of the Company’s capital stock issued and outstanding approved a restatement of the Company’s Articles of Incorporation.  In addition to the ability of the Board to issue preferred shares of the Company having such rights, preferences, and privileges, the restatement of the Articles of Incorporation also increased the number of authorized shares of Common Stock from 200,000,000 to 350,000,000 shares.  A copy of the amended and restated Articles of Incorporation of the Company is attached as an exhibit to this report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

       (d) Exhibits.

    3(i)           Amended and Restated Articles of Incorporation of Alto Group Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alto Group Holdings, Inc.

Date: January 18, 2011	By:	/s/ Mark Klok
Mark Klok
Chief Executive Officer